Q1 2021 Liquidity Services, Inc. Earnings Conference Call

February 4, 2021 10:30AM ET

Company Participants
William P. Angrick, III - Co-founder, Chairman & Chief Executive Officer
Jorge A. Celaya - Chief Financial Officer

Operator

Welcome to the Liquidity Services, Inc. First Quarter Fiscal Year 2021 Financial Results Conference Call.
My name is James, and I'll be your operator for today's call. Please note that this conference call is being recorded. All participants are in a listen-only mode. Later, we will conduct a question-and-answer session.
On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; and Jorge Celaya, Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect Liquidity Services' management's views as of today, February 4, 2021 and will include forward-looking statements.

Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K. As you listen to today's call, please have the press release in front of you, which includes Liquidity Services financial results as well as metrics and commentary on the quarter.
During this call, Liquidity Services management will discuss certain non-GAAP financial measures, and as press release and filings with the SEC, each of which is posted on its website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which I also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I will turn the presentation over to Liquidity Services' CEO, Bill Angrick.

William P. Angrick, III

Good morning and welcome to our Q1 earnings call. I'll review our Q1 performance and provide an update on key strategic initiatives. Next Jorge Celaya will provide more details on the quarter.

We are pleased with our continued strong momentum, as reflected in our Q1 financial results and we are very proud of our team's efforts to safely deliver outstanding results for our customers both in our fulfillment centers and remotely during the quarter.

Our e-commerce marketplace solutions are resonating with both large enterprises and small businesses, which is contributing to strong organic growth and market share expansion. Our team has carefully listened to the needs of our customers, and we continue to deliver the right tools, services, and strong buyer liquidity to ensure sellers and buyers in every major sector of the economy successfully monetize assets. And this is translating into results.
Consolidated GMV was up 28% year-over-year. The number of auction participants was up 14% year-over-year. Our completed transactions rose 12% year-over-year, and we grew our adjusted EBITDA by $10.9 million over the prior year period. Our solutions continue to drive strong recovery for sellers, and have enabled us to scale our services quickly as more customers seek efficient self-service solutions with optional value-added services we provide, to manage surplus and return goods in the global supply chain.

We are finding the demand for our services and marketplace is growing along every dimension, by size of customer, by geographic region, and by product category. This past quarter, we helped sellers monetize assets in a diverse range of categories including vehicles, construction equipment, biopharma assets, industrial machinery, real estate, and consumer goods such as apparel, consumer electronics, jewelry and housewares. Our newest marketplace, AllSurplus.com features all of these categories and more for our over 3.8 million registered buyers to view, bid and buy using our mobile first platform and personalized recommendation engine.

In fact, the more our buyers shop our AllSurplus marketplace, the better our matching engine becomes, which helps us improve the buyer user experience and increase recovery rates for our sellers. Indeed, through our domain expertise, innovative technology platform and integrated services, we are driving the continued digital transformation of the reverse supply chain across the retail, industrial and public sector markets, which together comprise a $100 billion market opportunity for Liquidity Services.

Overall, our strategy and platform investments have yielded strong results to-date, and we are well aligned to the needs of where the customer is going in the future in the changing landscape with higher e-commerce demand. GMV in our GovDeals segment grew a record 36% over the prior year's comparable quarter as more government agencies utilized our digital platform to transact higher volumes across a larger breadth of key categories, and our growing buyer base and automated asset promotion tools drove higher realized values through our marketplace.

GMV in our Retail Supply Chain Group segment grew 30% over the prior year's comparable quarter, as more large and SMB retail sellers utilized our platform, resulting in higher transaction volumes on our marketplace. GMV in our Capital Assets Group segment increased 5% year-over-year, driven by strong results in our heavy equipment, biopharma and energy verticals. Finally, our Machinio segment grew revenue by 14% during the quarter as equipment owners are benefiting from the machinio.com classified marketplace as well as our Machinery Host inventory management system that together connect with buyers at lower costs when compared to traditional marketing channels.

Looking forward, we're well positioned to help our customers continue to adapt to the changing landscape of the global economy, including the continued growth of e-commerce, the need of organizations of all sizes to leverage technology, to drive supply chain efficiencies and monetize assets and the increasing focus by business and government customers on sustainability. These needs are not unique to the current climate of a pandemic. Over time, Liquidity Services has proven to be a “constant cyclical” business, which helps sellers create value both in periods of economic expansion and contraction.

We currently have strong activity in our sales pipeline and are optimistic about our growth prospects. Against this backdrop, we remain focused on our goal of eclipsing $1 billion of annualized GMV by continuing to execute our RISE strategic plan. In closing, we thank our team members across Liquidity Services for their dedication to our mission and we are excited to continue our role as a global market leader to create value for our customers and shareholders.

I'll now turn it over to Jorge for more details on the quarter.

Jorge A. Celaya

Thank you, Bill, and good morning. We completed the first quarter of fiscal year 2021 with GMV of $190.4 million, a 28% increase of our $148.6 million in the prior year's comparable period. Revenue for the first quarter was $55.8 million, a 13% increase compared to the same quarter last year, while net income for the first quarter was $4.5 million, resulting in diluted earnings per share of $0.13. Our results compared to the same quarter last year have shown significant improvement. Non-GAAP adjusted EBITDA was $8.8 million, a $10.9 million improvement. The first quarter fiscal year 2021 comparative year-over-year consolidated financial results reflect increased volumes across all of our segments, with the largest increases in our GovDeals and retail or RSCG sector, as businesses and government agencies continued to benefit from our safe and effective e-commerce solutions.

Our mix shift to more consignment which includes self-directed solution is reflected in improved gross profit margins to 60% this quarter from 51% last year. We have also experienced improved margins from the mix of products sold in both retail and GovDeals and asset recovery rates achieved. Our bottom line results reflect these benefits to gross profit margin, the overall increase in topline volumes across our segments, and leverage in our operating expenses.

A key goal of our multi-year business transformation and investments in our technology has been to enable us to provide more diverse service offerings and leverage our platform for scale and more profitable results. We are pleased in our ability to have sustained solid performance this past quarter. Specifically comparing these first quarter results for the same quarter last year, our GovDeals segment was up 36% on GMV and 35% on revenue. Our RSCG segment was up 30% on GMV and up 10% on revenue, and our CAG segment GMV was up 5% and flat on revenue.
Machinio's revenue was up 14%. We have a debt-free balance sheet, completed $4.1 million in stock repurchases during the quarter and ended the quarter with $77.8 million in cash, up $1.8 million from last quarter. Looking ahead, we continue to see a solid pipeline, strong customer relationships and indicators of positive performance going forward, despite the general economic uncertainties globally, and any possible shifts in related business dynamics and government spending. In spite of long-term macro drivers, the timing of business activity across our segments and historic seasonality trends are difficult to predict especially for any given quarter, given the uncertainties still being faced. We will therefore not provide quarterly guidance and reassess future guidance on a quarterly basis.

Financial results for Q2 of fiscal year 2021 are expected to improve year-over-year. We remain optimistic about our prospects, given our strong position in our key markets and marketplaces. Our enhanced platform services and the trends pointing toward a long lasting shift to online transacting by businesses and governments alike. We continue to be highly focused on creating efficiencies and benefits to enable our growth to an asset light, low touch marketplace solution. As e-commerce penetration continues to grow substantially, our online platform and cloud-based solutions should become an integral part of the evolving economy.

Thank you. And we will now take your questions. James?

Questions and Answers:

Operator

Thank you. We'll now begin the Q&A session. We have Colin Sebastian of Baird with our first question.

Dalton Kern

Thanks. This is Dalton Kern on for Colin. All right. So congrats on the quarter, guys. A couple of questions here. I know you're not giving guidance on fiscal second quarter. But as we think about kind of returning to normal seasonality in some of these segments here, kind of wondering if you can give us a sense for what to expect in CAG moving forward? Obviously there's been quite a bit of improvement as we've lapped the -- finally left the wind down of the scrap contracts but thinking about that moving forward, there is a great deal of volatility, given the size of the contracts there. But can you give us a sense for what normal seasonal patterns will look like there now that we've lapped all those wind down impacts.

And then maybe looking at this quarter, specifically the biggest drivers of gross margin improvement sequentially there and whether you think that's going to be sustainable. Thanks.

William P. Angrick, III

I'll take the question, Dalton and welcome to the call. CAG is a business that ultimately embraces all of these macro trends we discussed. There is a large global buyer community that inherently benefits from transparency to these equipment events in sales that we conduct on our platform. The seller community for the CAG business appreciates the importance of sustainability, managing efficiencies and the supply chain, and of having better record keeping in audit and oversight of how the full asset life cycle is managed.

All of those play to our strengths. And so we believe this is a double-digit organic growth business and that it is getting more efficient over time because of the work that we've put in over the last few years to improve the marketing technology stack, the tech stack and have given sellers and buyers more tools to manage these transactions directly in the platform. And we believe that both with the self-service options, in addition to our value-added services, which individual sellers can elect to use, they can elect to have us do more on the ground, manifesting and valuation work and in some cases even help the assets being moved.

We're able to do all of that or use third parties to do that, but more often the case is that sellers like to have control and we give them tools to do that. And so broadly, we've got an organization that's geared to helping sellers in Europe, the Americas and Asia, all access. The verticals that have been very active for us, biopharma and healthcare. I mean there's just billions of dollars being invested in R&D and all of the testing and measurement equipment in that market is regularly upgraded, that also overlaps with the university lab market that we handle quite a bit of work with and product flow.

The global energy marketplace is quite active for us and that's for many years, and we provide cross-border liquidity for that. The global automotive sector is a big driver for us. Transportation is something that's undergoing a lot of technology change. So we're really well positioned to drive double-digit organic growth, a more efficient business model and a model that allows more self-service opportunities. And I mentioned last quarter, how we went live in South Africa with our AllSurplus platform, as an example where we can extend the reach of our platform, in some cases with local partners using our tech platform, and the local partner can provide some value-added services for the sellers but the transaction clears on our marketplace.

So we're excited by the growth prospects. The reason that business is "volatile" is because when you're working with Fortune 500 companies, the individual asset sales amounts and values are very large, and you may have multi-million dollar asset sales regularly drop in our marketplace and those may move a month or two in an environment where due to the pandemic and regulatory rules, you may have restrictions on travel or quarantine barriers that affect timing of sales or inspections of assets and therefore these large transactions can move from one period to the next.
So in the short term that makes the visibility on a particular quarter more difficult to predict, but in the long term, we really like the opportunity of being that global market place for high value assets, where we have a lot of past performance, a lot of integrity, a lot of credibility with sellers and buyers. And then I think the second question was related to margins. And I'll give a few comments and Jorge can also add his perspective, but our business reports GAAP revenue, GAAP revenue is an output metric. It's not a driver for us. We don't give guidance on GAAP revenue. Our goal as imbued in our RISE strategy is to drive maximum recovery, volume and high service levels and leverage our expense base to satisfy the needs of customers.

We use a variety of pricing models. Consignment pricing model, in some cases we'll do revenue shares that could include taking title to goods. When we take title to goods, we record the full GMV of the goods as GAAP revenue. But that's not an ultimate driver for the business. What helps us grow our business is driving strong value realized in the marketplace, which is reflected in GMV and as we've seen over the last year, more of our clients have used the consignment pricing model. And I think we're at a record high consignment level as a percentage of the whole. And so when we're seeing growth in our consignment model, we only book the fees associated with that service level in GAAP revenue.

So that evolution has resulted in revenue being a smaller percentage of GMV but it's a much more profitable stream for us because we don't touch the assets, typically the assets are sold in place. And so, we like to look at our margin profile as our earnings as a percentage of either gross profit or net revenue or gross profits as proxy for net revenue or GAAP revenue. And that's been very strong for us, and we continue to see that is the future of our margin profile with a mix shift to lighter touch consignment business where gross profit and EBITDA as a measurement of profit will be very important. And there are other parts of our business, remember that don't have GMV.

Our Machinio segment for example is a subscription model. And all of that is service-related. There is no GMV, there are tremendous synergies between the equipment sellers on Machinio at our transactional marketplaces, which we’re beginning to realize, but there is no GMV associated with that business. So we've seen a mix shift and I think we had some commentary in the release and in our 10-Q, about gross profit margins expanding, and we do think that's sustainable.

Anything to add, Jorge?

Jorge A. Celaya

Sure. And just to add a little more detail to what Bill just said. When you look back, you would have seen a ratio of revenue to GMV in the close to mid 30s, when we had the DoD contracts where it was all a purchase model. As we grow and we've been saying that we've been targeting to grow the mix of consignment and specifically, self-directed consignment business. And that has been growing faster than the purchase model that will inevitably drive that gross profit margin but what you have is instead of having revenue to GMV in the mid 30s, we're now at the give or take 29% ratio of revenue to GMV.

As you see, we'd beat your GMV estimates for the quarter. But I think as you look forward, where we are now in terms of that revenue to GMV ratio, it's probably a better ratio to look at going forward, simply because of our improvements in growing our consignment specifically our self-directed business plus not having that DoD contract, if you go even further back in history. So you see this last quarter, you see that this quarter. So again, give or take that's probably a better proxy and from a gross profit perspective, as a percent of revenue, I mentioned that we are at 60%. So yes, being in the high 50% to 60% gross profit as a percent of revenue is a good place for us to be. And we keep -- when we have provided guidance, we have focused on GMV and that's so much easier to predict, given our clients from time to time shift between the two different models.

So not only are we, in some cases like Bill's example of CAG where things can shift by months and therefore the growth rate can vary. In the long run, it equalizes, as Bill said, but we also have in a business like that, the decisions with clients on whether they go through a purchase model or a consignment model and that two makes it a little more difficult to predict, but bottom line is, if we sustain the growth that we're looking for and we focus on these levels of gross profit, then the rest kind of takes care of itself because we have a pretty well controlled operating expense situation. So we feel pretty good about the bottom line.

Dalton Kern

Great. Appreciate all the detail on that. It's really helpful. And then maybe one more quick one, if I can, and then I'll hop back in the queue. If we look at the RSCG segment here and just thinking about the shift to e-commerce and elevated return volumes associated with that. Just wondering if you can give any color on, if you've been seeing a lift related to that, following the holiday season, kind of what we should expect thereafter a little bit of sequential moderation in GMV in the quarter, assuming that there would be a bigger lift post-holiday, but just wondering if those return rates or any different than what you'd be seeing from normal e-commerce volumes through the year. Thanks.

William P. Angrick, III

I will address that, Dalton. We began our business many years ago, realizing that the world was going to a digital first e-commerce world and certainly the pandemic accelerated all facets of procurement of day-to-day necessities and discretionary items online. I think that's rippled through the B2B markets as well. I think people have become more habitual in searching for products and services online being more comfortable, purchasing even very high-ticket items online and we're a beneficiary of that and that relates to not only being viewed by the large omnichannel and e-commerce retailers as would be most safe, durable, scalable, reliable solution to handle high volumes of return goods.

And that's reflected in the number of new clients we've activated, the growth within existing accounts, the fact that many of the newer versions of e-commerce players never had a warehouse facility or never had a retail store network. So they need attention and support on the reverse supply chain right out of the gate and we're there to provide that and we've equipped these sellers with more options. They can load and sell directly on our platform. They can ask us to do some of the services. We have a warehouse distribution center network that's been an essential supply chain function throughout the past 12 months. And that's available to many of our clients who don't have the resources to focus on returns management and that's only going to strengthen over time.

And you know I've always said, the barriers to entry are low, anyone with a truck can try to buy a pallet of goods but with significant barriers to scaling and we're now at a level of scale where we are a durable solution for our clients who depend on us to provide velocity of asset sales and recover that capital for them to focus on the core business, our clients would rather optimize their full margin products and forward supply chain activities than get caught up in open-box returns and if you can't be available for these clients seamlessly week-over-week, month-over-month, then the repercussions of that are there are operational bottlenecks in their facilities that affect their forward business and the cost of that is far greater than the benefits of managing that on their own.

So we like the opportunity to continue to be the leading solution and the retail supply chain for the management and sale of both returned goods but also seasonal goods, and our client roster and activity in our pipeline reflect that. So we think there is, as the mix shift grows, call it mid to high teens for penetration to 25%, 30% penetration, that's really a strong tailwind for us, but also this online procurement, online first habit ripples into other categories. The used vehicle category, trucks, construction equipment, real estate, all of those high-ticket items are opportunities for Liquidity Services, and we are seeing more appetite to use our safe and effective solution for these higher value categories and we're excited about it, we're well positioned to capitalize on it.

Dalton Kern

Okay. Thanks. Appreciate it.

Operator

Our next question is from Gary Prestopino of Barrington Research.

Gary Prestopino

Hi, good morning. I have a couple of quick questions and just some simple answers would be helpful. First of all, can you give us some idea directionally of how - since you've got the new platform going in all that on a year-over-year basis, how you have improved returns on GMV for your clients?

William P. Angrick, III

We've got -- I'd say you're looking at double digit 20% type of improvement and also the recommendation engine component of the platform is important. And that with 3.8 million registered buyers, they're typically going in for a specific type of asset, but recommendation engine allows them to be exposed to adjacencies to their initial query and those adjacencies open up additional lift in terms of penetrating the buyer base and driving higher recovery. So 20% would be a round number, Gary, that I would use.

Gary Prestopino

Good, that's encouraging. And then with this recommendation engine that you're talking about, is that part of the surplus market or is that just generally a part of every market that you offer.

William P. Angrick, III

We pioneered it with our AllSurplus marketplace and we are using it as the sort of proving ground to then expand to our other marketplaces.

Gary Prestopino

Okay. And then can you give us some idea of just or can you slap some metrics around that that will just highlight just how much the improvement in your business or your GMV has come from having the AllSurplus market?

William P. Angrick, III

We wouldn't have stand-alone metrics that we would be, let's say regularly publishing on that. I mean ultimately, we're a merchandising engine, meaning that we capture information about a lot of different products and then we match that product with the qualified logical buyer base, and more than that can be done using sort of machine driven tools, the more efficient our business becomes. It becomes less manual, less expensive and more effective, and so over the years, we've been able to segment the right buyers for over 500 different categories.

And so we're able to utilize a variety of tools to contact and reach and continue to engage those segment buyers for categories such as retail, consumer goods, biopharma equipment, transportation equipment, construction equipment and so more of that is happening in an automated, always-on type of way versus when we started the business you might have had someone in a customer service area call somebody and say, Gary, I know that you've bid on a Ford 150. We have more Ford 150s coming or even today, you have people doing live events, where there is a lot of costs associated with getting people to that location, shipping the item to that location.

We've moved away from that over the last many years and the important point for us is that we feel that we're still improving the recovery rate and we're finding more upside and lift from investing in these technology tools and learning more about our customers. Our customers, their click stream and their buying and viewing bidding patterns allow us to present more for them to buy, more reasons to be on our marketplace and that will provide upward movement in recovery over time, and they'll be more satisfied with that experience that they're getting relevant offers.

The other thing is we're also providing classified marketplace for used equipment as well. This Machinio marketplace is not a transactional marketplace. It's a marketplace where equipment owners can publish all of their available inventory and they're trying to find end users for that inventory and in many cases, they'll be successful for that but in many cases, they will need a more accelerated sale through the auction channel and we're providing that full breadth for both the direct sale end users as well as the auction channel for things that are slow moving or not getting the desired velocity through that channel. And so we get a lot of data from the Machinio classified marketplace about what trends are in place for supply and demand in different categories. And I think that gives us a great perspective on how to market effectively.

Gary Prestopino

Okay and then just a couple more here. I heard you mentioned $1 billion target for GMV in your narrative. Is that something you're looking forward to do in fiscal 2021? Or is that something that you're targeting a year out from now?

William P. Angrick, III
Well, this is what I would call a target model that is sort of an evergreen focus for us as an organization, eclipsing $1 billion of annualized GMV is just a point of reference for us internally to say we've created enough value, enough supplier-buyer relationships to be one of those few e-commerce marketplaces to have achieved that mark and we don't have a set timeframe on that. Obviously, we did $190 million of GMV in the current quarter. So there is a gap to goal there, Gary. And so we see that as our guiding ambition in the near term.

It's not going to be in the next few quarters, but certainly in the next few years that we're going to get to that point. And just one of those things that we continually reference as a satisfying intermediate goal and we feel very good about the position of the company to ultimately achieve that goal.

Gary Prestopino

Okay and then lastly, I know you said that year-over-year, your quarter will be better than it was and I mean last year you generated a loss in EBITDA I believe. On a sequential basis, what do you, what are you thinking for the quarter? And then I guess the second question I would have -- and I'm just talking about directionally will Q2 be stronger than Q1 and then the whole issue of not giving guidance, which you did give for Q4, we've kind of pulled back on that. Is there something that has changed in the visibility of the business or your outlook that had you pull guidance on a quarterly basis.

William P. Angrick, III

Well, let me just say, my philosophy as a business owner has been to continue to execute the strategy and we haven't had any fundamental change in the business or the business prospects. What we are seeing though is that there is a very uneven management of government guidelines and travel restrictions and vaccine related rollouts that do play a role in the ability to transact business in certain of our submarkets and certain segments. CAG gives an example because you have a lot of folks that are cross-border in nature and that is harder to predict.

And so we think it was prudent to not assume that everything is back to a sort of pre-COVID world and we have our normal routine around guidance. We feel that there is still some execution in the way the government is handling the role of the vaccine to allow us to use our typical approach to guidance. So it's really more about that than anything that we're seeing changing in our business.

Jorge A. Celaya

Bill, if I can add, Gary, the last earnings call was our year-end and we did it in December and we had the benefit, of course, of having October and November visibility. We're now back to a regular quarter and we're here just starting to see our January results. So obviously if I'm sitting over two months into a quarter, it's a lot easier to give you some guidance, than if I'm sitting only one month into the quarter, just simply because of the issues of timing.

Gary Prestopino

Okay, that's fair. All right, thank you.

Operator

And we have, excuse me -- we have Dalton Kern again of Baird.

Dalton Kern

Thanks guys. Just one more if I can. Looking at your cash flows here, it seems like you've been able to generate some nice string of cash flow profitability here, four straight quarters for the first time in a while. So I was wondering if you can update us on your thinking about capital allocation strategies from here, obviously investing in the right strategy is going to be a core part of that, but just wondering where the core investments are related to that it still remain. And as you're thinking about growing and expanding the business. Obviously, Machinio has been a big contributor to gross profit expansion recently. So just wondering kind of how you're thinking about the opportunity for potentially expanding into other segments there to help bridge the gap to that $1 billion GMV target?

William P. Angrick, III

Yeah. Thank you, Dalton. We do think about businesses as ones that have good cash flow characteristics, ones that have high returns on effort and investment and therefore the product roadmap is a key part of allocation of capital. We're rolling out new products that deal with providing the customer more control by how they market and sell through our marketplace platform. So we have a product called Scan.N.$ell that's been used by a number of our clients. We've expanded the comparable tool that is in the warehouse of many of our clients and those are things that require some IT investment.

We've rolled out something called MachineryHost, which is an e-commerce storefront, I shouldn't say e-commerce, it's really an inventory management and marketing storefront for equipment dealers and owners and that's been well received. So basically taking a lot of these SMB customers who really don't have a mobile first responsive website that is well positioned to present their inventory to the search engines and other areas and get them online quickly and very effectively. We're investing in the AllSurplus Liquidity One platform as well where we're adding some new payment features. We're streamlining the way that customers how they get paid, how they monitor transactions to make it more seamless.

We still believe it or not, we still have a lot of governments who insist on paper checks and we're trying to bring them into the 21st century and say, look, there are ways to digitize that process. And so we have some investments there. I think in general, a lot of investment is around marketing and sales as it relates to removing the friction from the process to get more of our sellers doing things in an automated fashion, and we're excited about that. We have done some buybacks and we've also been looking at areas of opportunity in the M&A world, I would say, more in the tuck-in variety and that's always something that we monitor.

I think a lot of people have looked at us, and have said, boy, can I be part of that because you're able to scale your business and the partners might have some domain expertise in the category or region and you don't have, let's say the global e-commerce chops to get over the hump and so we're potentially able to accelerate the business plan if we do some buying versus just pure building but nothing too exotic and nothing transformative there, just continuing to block and tackle strong organic investments and some tuck-ins are in the menu of options for use of capital.

Jorge A. Celaya

And Dalton, one -- one thing just to keep in mind. As we look at our operating expenses and any investments we may make in operating expense whether it be technology or marketing, yes, in the previous year, we focused on certain things and now in this next year, we'll be shifting and focusing on other things, but generally speaking, at least for our own internal goals, we don't think that there is some significant incremental expense that we need in order to achieve our incremental top line growth.

If we look further down the road, maybe those will be in play for positioning ourselves for the longer run, but just from a base business model perspective, we're in really good shape. Yes, there is going to be some inflationary things that happen to your expenses in the normal course of business. But generally speaking, we feel pretty good about our operating expenses as we go forward this next year to achieve our own internal goals from a growth perspective.

Dalton Kern

Okay, thanks for the color.

Operator

And there are no more questions.

William P. Angrick, III

James, if there are no more questions, you can conclude.

Operator

Thank you, ladies and gentlemen, that concludes today's call. Thank you for participating, and you may now disconnect.